                                   AMENDMENT
                                      TO
                             TERMINATION AGREEMENT


     THIS AMENDMENT to the Termination Agreement between TRANSCO ENERGY CO., a Delaware corporation (the "Company") and DAVID E. VARNER (the "Employee") dated as of March 25, 1992 (the "Termination Agreement") made and entered into effective as of December 11, 1994

                             W I T N E S S E T H:
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     THAT WHEREAS, the Employee and the Company desire to amend the Termination
Agreement on the terms and conditions set forth below;

     NOW, THEREFORE, for and in consideration of the premises and mutual covenants and agreements herein contained, the Termination Agreement is hereby amended as follows:

     1. Paragraph 3(iii)(A) of the Termination Agreement is amended to read in its entirety as follows:

     a lump sum amount equal to the aggregate amount of Base Salary that would have been paid Employee, if such Base Salary had continued to be paid for the period beginning immediately following the Date of Termination and ending on the last day of the Agreement Period (such deemed period being the "Employment Period"), without reducing such amount to present value;

     2. Clause (i)(y) of paragraph 3(iii)(E) of the Termination Agreement is amended to read in its entirety as follows:

     the employer-derived benefits allocated to Employee under the Company's qualified and non-qualified individual and account balance plans, programs or arrangements (collectively, the "DC Plans"), including, without limitation, the Thrift Plan and Benefits Restoration Plan (or any successor DC Plans in effect on the Date of Termination), for the plan year ending immediately prior to or with the Date of Termination, determined, if necessary, on the assumptions the Employee was a participant in each such DC Plan for the entire period of such prior plan year, was eligible for the maximum matching contributions and otherwise participated to the maximum extent permitted under each such DC Plan, and


     3. Paragraph 5 of the Termination Agreement is amended by deleting subparagraphs (i) and (ii) and the reference to "(iii)" and changing the heading of such paragraph 5 to "Disputes and Expenses."

     4. Except as specifically provided above, the Termination Agreement shall remain in effect in accordance with its terms as in effect immediately before the effectiveness of this Amendment.


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

     IN WITNESS WHEREOF, the Company and Employee have entered into this Amendment as of the day and year first above written.

                                       TRANSCO ENERGY CO.



                                       By: /s/ John P. DesBarres
                                           ------------------------
                                           Name:  John P. DesBarres
                                           Title: Chief Executive
                                                  Officer


                                         /s/ David E. Varner
                                       ----------------------------
                                             DAVID E. VARNER



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